Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Okeanis Eco Tankers Corp.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, par value $0.001 per share(1)
	Equity	Preferred Shares, par value $0.001 per share(1)
	Debt	Debt Securities(1) (2) (4)
	Other	Warrants(1)
	Other	Purchase Contracts(1)
	Other	Rights(1)
	Other	Depositary Shares(1)
	Other	Units(1) (5)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(3)	$500,000,000(1) (3)	0.00015310	$76,550(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Total Offering Amounts						$500,000,000		$76,550
Total Fees Previously Paid								N/A
Total Fee Offsets								N/A
Net Fee Due								$76,550

1.	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with an initial aggregate public offering price not to exceed $500,000,000. Also includes such indeterminate principal amount or number of securities of the types listed above that may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, for which separate consideration may or may not be received. To the extent that separate consideration is received for any such securities, the aggregate amount of such consideration will be included in the aggregate offering price of all securities sold. This registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalizations, similar transactions or pursuant to anti-dilution provisions of any of the securities. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.

2.	If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as part of units, which may consist of any combination of the securities registered hereunder.

3.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Pursuant to General Instruction II.C of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

4.	Subject to note (2) above, an indeterminable amount of these securities may be senior or subordinated.

5.	Consisting of some or all of the classes of securities listed above, in any combination, including common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and depositary shares.